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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Corporate Income Fund,
Preferred Securities Portfolio Series 100, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-26487 of our report dated February 17, 2000 relating to the Statement of Condition of Corporate Income Fund, Preferred Securities Portfolio Series 100, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, N.Y.
February 17, 2000